Exhibit 4.6

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REGISTRATION RIGHTS AGREEMENT

among

CHINA SUNERGY CO., LTD.

and

THE INVESTORS LISTED HEREIN ON SCHEDULE 1

Dated September 26, 2006

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REGISTRATION RIGHTS AGREEMENT (this “Agreement”) made on the 26th day of September 2006

AMONG:

(1)	CHINA SUNERGY CO., LTD., a company organized and existing under the laws of the Cayman Islands, with its registered office located at the offices of Codan Trust Company (Cayman) Limited at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, Cayman Islands) (the “Company”); and

(2)	THE INVESTORS (as hereinafter defined) as listed in Schedule 1 hereto.

The Company and the Investors are collectively referred to herein as the “Parties” and each individually, a “Party.”

RECITALS:

(A)	Pursuant to a Shareholders’ Agreement (as defined below) and other transaction documents entered into by and among the Parties and other relevant persons on even date herewith, the Investors hold or have agreed to purchase certain Registrable Securities (as such terms is defined below) of the Company; and

(B)	The Parties wish to provide for certain matters relating to the registration of such Registrable Securities in anticipation of a future QIPO (as such term is defined in the Shareholders’ Agreement).

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in the shareholders’ agreement entered into by among the Parties and other relevant persons on even date herewith (the “Shareholders’ Agreement”), a copy of which is attached as Schedule 2 hereto.

1.2	In this Agreement, unless the context requires otherwise:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York, United States of America are authorized or required by law or executive order to close.

“Closing Price” means, with respect to the Registrable Securities, as of the date of determination, (a) if the Registrable Securities are listed on a national securities exchange, the closing price per share of a Registrable Security on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Registrable Securities are then listed or admitted to trading; or (b) if the Registrable Securities are not then listed or admitted to trading on any national securities exchange but are designated as national market system securities by the NASD, the last trading price per share of a Registrable Security on such date; or (c) if there shall have been no trading on such date or if the Registrable Securities are not designated as national market system securities by the NASD, the average of the reported closing bid and asked prices of the Registrable Securities on such date as shown by The Nasdaq Stock Market, Inc. (or its successor) and reported by any member firm of The New York Stock Exchange, Inc. selected by the Company; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board or, if such determination is not satisfactory to the Holder for whom such determination is being made, by an internationally recognized investment banking firm selected by the Company and such Holder, the expenses for which shall be borne equally by the Company and such Holder. If trading is conducted on a continuous basis on any exchange, then the closing price shall be at 4:00 P.M. New York City time.

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“Commission” means the Securities and Exchange Commission of the United States or any similar agency then having jurisdiction to enforce the Securities Act.

“Conversion Shares” means the Ordinary Shares issued upon conversion of the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares.

“Designated Holders” means PraxCapital Fund II, L.P., Exuberance Investment Limited, Gersec Trust Reg., China Environment Fund 2004, LP, OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd., OZ Global Special Investments Master Fund, L.P. and Credit Suisse Private Equity Partners Asia, L.P.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Form S-3” means Form S-3 or Form F-3 under the Securities Act or any successor form thereto.

“Form S-4” means Form S-4 or Form F-4 under the Securities Act or any successor form thereto.

“Holder” means a holder of Registrable Securities and shall include each Investor.

“Investors” means all the persons listed on Schedule 1 hereto; and “Investor” means any one of them.

“IPO Effectiveness Date” means the date upon which the Company completes an IPO.

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“Market Price” means, on any date of determination, the average of the daily Closing Price of the Registrable Securities for the immediately preceding thirty (30) days on which the national securities exchanges are open for trading.

“NASD” means the National Association of Securities Dealers, Inc.

“Registrable Securities” means (i) the Conversion Shares, (ii) any Ordinary Shares issued or issuable with respect to the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or the Conversion Shares by way of stock dividend or stock split or in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, and (iii) any other Ordinary Shares acquired by any Holder prior to the IPO Effectiveness Date; provided that securities held by a Holder will cease to be Registrable Securities when (x) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement or (y) the entire amount of the Registrable Securities may, in the opinion of counsel satisfactory to the Company and the Holder, be sold by such Holder pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in a single sale without any limitation as to volume.

“Registration Statement” means a Registration Statement filed pursuant to the Securities Act.

“Series A Preferred Shares” means the series A convertible preferred shares, par value US$0.01 per share, in the capital of the Company.

“Series B Preferred Shares” means the series B convertible preferred shares, par value US$0.01 per share, in the capital of the Company.

“Series C Preferred Shares” means the series C convertible preferred shares, par value US$0.01 per share, in the capital of the Company.

“Securities Act” means the Securities Act of 1933 of the United States, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Underwriter” means an Approved Underwriter or a Company Underwriter.

1.3	The following terms are defined in the indicated Section:

“Agreement”	Preamble
“Company”	Preamble
“Approved Underwriter”	Section 6.2
“Company Underwriter”	Section 4.2
“Demand Registration”	Section 3.1
“Holders’ Counsel”	Section 8.1(a)
“Incidental Registration”	Section 4.1
“Indemnified Party”	Section 9.3

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“Indemnifying Party”	Section 9.3
“Initiating Holders”	Section 3.1
“Inspector” or the “Inspectors”	Section 8.1(g)
“Liability” or the “Liabilities”	Section 9.1
“Party” or the “Parties”	Preamble
“Records”	Section 8.1(g)
“Registration Expenses”	Section 8.3
“Shareholders’ Agreement”	Section 1.1
“S-3 Initiating Holders”	Section 5.1
“S-3 Registration”	Section 5.1
“Valid Business Reason”	Section 6.3

1.4	References herein to any Section is to such Section of this Agreement unless the context otherwise requires.

1.5	References to any Person shall, where the context permits, include such Person’s respective successors, legal representatives and permitted assigns.

1.6	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.7	Unless the context requires otherwise, words importing the singular include the plural and vice versa, and pronouns importing a gender include each of the masculine, feminine and neuter genders.

1.8	The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof.

1.9	The words “directly” or “indirectly” mean directly, or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and “direct” or “indirect” have the correlative meanings.

SECTION 2

GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT

2.1	Grant of Rights. The Company shall grant registration rights to the Holders upon the terms and conditions set forth in this Agreement.

2.2	Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns Registrable Securities, or holds an option to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities (including, without limitation, the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares) whether or not such acquisition or conversion has actually been effected. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion of another security (including, without limitation, the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares) shall be deemed outstanding for the purposes of this Agreement.

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SECTION 3

DEMAND REGISTRATION

3.1	Request for Demand Registration. At any time on or after the date that is 180 days after the IPO Effectiveness Date, Designated Holders holding in the aggregate not less than 25% of the Registrable Securities then outstanding (the “Initiating Holders”) may make a written request to the Company to register, and the Company shall register, under the Securities Act (a “Demand Registration”) the number of Registrable Securities specified in such request; provided, however, that the Company shall not be obligated to effect (x) more than three such Demand Registrations, (y) a Demand Registration if the Initiating Holders propose to sell their Registrable Securities at an aggregate price (calculated based upon the Market Price of the Registrable Securities on the date of filing of the Registration Statement with respect to such Registrable Securities) to the public of less than US$5,000,000 or (z) with respect to the holders of the Series C Preferred Shares only, a Demand Registration at any time following the fifth anniversary of the IPO Effectiveness Date. For purposes of the preceding sentence, the filing of two or more Registration Statements in response to one demand shall be counted as one Demand Registration. Each request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof.

3.2	Inclusion of Registrable Securities in Demand Registration. Each Holder other than the Initiating Holders in respect of any Demand Registration shall have the right to have all or any portion of its Registrable Securities included in such Demand Registration as provided in this Section 3.2. Within five (5) days after the receipt of a request for a Demand Registration from the Initiating Holder, the Company shall (i) give written notice thereof to all of the Holders (other than such Initiating Holders) and (ii) subject to Section 6.1, include in such registration the number of Registrable Securities specified in each written request for inclusion therein delivered by any Holder to the Company not later than ten (10) days after delivery to such Holders of the written notice referred to in section (i) above. The failure of any Holder to respond within such 10-day period referred to in section (ii) above shall be deemed to be a waiver of such Holder’s rights under this Section 3 with respect to such Demand Registration.

3.3	Effective Demand Registration. The Company shall use its best efforts to cause a Registration Statement in respect of any Demand Registration to become effective not later than sixty (60) days after the Company receives a request under Section 3.1. A registration shall not constitute a Demand Registration satisfying the Company’s obligations hereunder until the relevant Registration Statement has become effective and remained continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) 120 days; provided, however, that a registration shall not constitute a Demand Registration satisfying the Company’s obligations hereunder if (x) after the relevant

Registration Statement has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holder.

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SECTION 4

INCIDENTAL OR “PIGGY-BACK” REGISTRATION

4.1	Request for Incidental Registration. If at any time after the IPO Effectiveness Date the Company proposes to register any Ordinary Shares in connection with an offering by the Company for its own account (other than a registration utilizing Form S-4 or S-8 or any successor thereto) or for the account of any shareholder of the Company other than a Holder, then each Holder (other than any Holders for whose account such offering is proposed to be made) shall have the right to have all or any portion of its Registrable Securities included in such registration as provided in this Section 4.1 (an “Incidental Registration”). The Company shall (i) give written notice of such proposed registration to each such Holder at least twenty (20) days before the anticipated filing date of the relevant Registration Statement, which notice shall describe the proposed registration and distribution, and (ii) include in such registration the number of Registrable Securities specified in each written request for inclusion therein delivered by any Holder to the Company not later than ten (10) days of the receipt by such Holders of such written notice referred to in section (i) above. The failure of any Holder to respond within such 10-day period referred to in section (ii) above shall be deemed to be a waiver of such Holder’s rights under this Section 4 with respect to such registration.

4.2	Underwritten Offering. In connection with any Incidental Registration under Section 4.1 involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such other shareholders, if any, and the managing underwriter of such offering (the “Company Underwriter”); provided, that no such terms shall impair the indemnification rights of the Holders granted under Section 9. If the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Holders have requested to be included would materially adversely affect the success of such offering, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such adverse effect, first, all of the securities to be offered for the account of the Company; second, the Registrable Securities to be offered for the account of the Holders pursuant to this Section 4, pro rata based on the number of Registrable Securities owned by each such Holder; and third, any other securities requested to be included in such offering.

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SECTION 5

FORM S-3 OR F-3 REGISTRATION

5.1	Request for a Form S-3 Registration. At any time after the Company becomes eligible to use Form S-3 in connection with a public offering of its securities, Designated Holders holding in the aggregate not less than five percent of the Registrable Securities then outstanding (the “S-3 Initiating Holders”) may make a written request to the Company to register, and the Company shall register, under the Securities Act on Form S-3 (an “S-3 Registration”) the number of Registrable Securities specified in such request; provided, however, that the Company shall not be required to effect any registration pursuant to this Section 5.1 (i) within ninety (90) days after the effective date of any other Registration Statement of the Company, (ii) if within the twelve (12) month period preceding the date of such request, the Company has effected two (2) registrations on Form S-3 pursuant to this Section 5.1, (iii) if Form S-3 is not available for such offering by the S-3 Initiating Holders or (iv) if the Holders requesting inclusion of Registrable Securities in such registration propose to sell such Registrable Securities at an aggregate price (calculated based upon the Market Price of the Registrable Securities on the date of filing of the Form S-3 with respect to such Registrable Securities) to the public of less than US$5,000,000.

5.2	Inclusion of Registrable Securities in S-3 Registration. Each Holder other than the Initiating Holders in respect of any S-3 Registration shall have the right to have all or any portion of its Registrable Securities included in such S-3 Registration as provided in this Section 5.2. Within five (5) days after the receipt of a request for a S-3 Registration from the Initiating Holder, the Company shall (i) give written notice thereof to all of the Holders (other than such Initiating Holders) and (ii) subject to Section 6.1, include in such registration such number of Registrable Securities specified in each written request for inclusion therein delivered by any Holder to the Company not later than ten (10) days after delivery to such Holders of the written notice referred to in section (i) above. The failure of any Holder to respond within such 10-day period referred to in section (ii) above shall be deemed to be a waiver of such Holder’s rights under this Section 5 with respect to such S-3 Registration.

5.3	Effective S-3 Registration. The Company shall use its best efforts to cause a Registration Statement in respect of any S-3 Registration to become effective not later than sixty (60) days after the Company receives a request under Section.5.1

5.4	No Demand Registration. No registration requested by any Holder pursuant to this Section 5 shall be deemed a Demand Registration pursuant to Section 3.

SECTION 6

PROVISIONS APPLICABLE TO DEMAND REGISTRATIONS

AND S-3 REGISTRATIONS

6.1	Underwriting Procedures. If the Initiating Holders or the S-3 Initiating Holders, as the case may be, holding a majority of the Registrable Securities held by all of the Initiating Holders or S-3 Initiating Holders, as the case may be, so elect, the Company shall use its reasonable best efforts to cause the relevant Demand Registration or S-3 Registration to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 6.2. In connection with any Demand Registration or S-3 Registration involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Holders thereof accept the terms of the underwritten offering as agreed upon among the Company, the Approved Underwriter and the Initiating Holders or S-3 Initiating Holders, as the case may be, and then only in such quantity as such underwriter believes will not jeopardize the success of such offering by the Holders. If the Approved Underwriter believes that the registration of all or part of the Registrable Securities which the Holders have requested to be included would materially adversely affect the success of such public offering, then the Company shall be required to include in the underwritten offering, to the extent of the amount that the Approved Underwriter believes may be sold without causing such adverse effect, first, all of the Registrable Securities to be offered for the account of the Holders, pro rata based on the number of Registrable Securities owned by such Holders; and second, any other securities requested to be included in such offering.

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6.2	Selection of Underwriters. If any Demand Registration or S-3 Registration, as the case may be, of Registrable Securities is in the form of an underwritten offering, the Initiating Holders or S-3 Initiating Holders, as the case may be, shall select an investment banking firm of international reputation to act as the managing underwriter of the offering (the “Approved Underwriter”); provided, however, that the Approved Underwriter shall, in any case, also be approved by the Company, such approval not to be unreasonably withheld.

6.3	Delay or Withdrawal for Valid Business Reasons. If the Board, in its good faith judgment, determines that any Demand Registration or S-3 Registration would be seriously detrimental to the Company because it would (1) materially interfere with a material financing, acquisition, corporate reorganization or merger or other material transaction involving the Company, (2) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company, or (3) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders and that it is therefore essential in the interests of the Company that such registration not proceed (a “Valid Business Reason”), the Company may (x) postpone filing a Registration Statement relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than one hundred twenty (120) days, and (y) in case a Registration Statement has been filed relating to a Demand Registration, if the Valid Business Reason has not resulted from actions taken by the Company, the Company, upon the approval of a majority of the Board, may cause such Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such Registration Statement. The Company shall give written notice of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone or withdraw a filing under this Section 6.3 more than once in any twelve (12) month period.

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SECTION 7

HOLDBACK AGREEMENTS

7.1	Restrictions on Public Sale by Holders. If (i) requested (A) by the Company, the Initiating Holders or the S-3 Initiating Holders, as the case may be, in the case of a non-underwritten public offering or (B) by the Approved Underwriter or the Company Underwriter, as the case may be, in the case of an underwritten public offering and (ii) all of the Company’s officers and directors, and all of the Company’s shareholders holding more than one percent (1%) of the Company’s outstanding capital stock, execute agreements setting forth restrictions identical to those referred to in this Section 7.1, no Holder shall, during the one hundred twenty (120) day period commencing on the effective date of any Registration Statement filed by the Company in connection with any public offering of shares of the same class as the Ordinary Shares, (x) effect any public sale or distribution of any Registrable Securities (including without limitation a sale pursuant to Rule 144 under the Securities Act), except pursuant to such registration, or (y) make any request for a Demand Registration or S-3 Registration. No Holder or officer, director or other shareholder shall be released from any obligation under this Section 7.1 or under any agreement setting forth restrictions similar to those set forth in this Section 7.1 unless all other Holders are also released from their obligations under this Section 7.1.

7.2	Restrictions on Public Sale by the Company. The Company shall not effect any public sale or distribution of any of its securities (except pursuant to registrations on Form S-4 or S-8 or any successor thereto), during the period beginning on the effective date of any Registration Statement in which the Holders of Registrable Securities are participating and ending on the earlier of (i) the date on which all Registrable Securities registered pursuant to such Registration Statement are sold and (ii) 120 days after the effective date of such Registration Statement, except as part of the registration effected pursuant to such Registration Statement.

SECTION 8

REGISTRATION PROCEDURES

8.1	Obligations of the Company. Whenever registration of Registrable Securities has been requested pursuant to Section 3, Section 4 or Section 5 of this Agreement, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

(a)	prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall provide one counsel selected by the Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) and any other Inspector with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the Commission and take all action required to prevent the entry of such stop order or to remove it if entered;

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(b)	prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (x) 120 days and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)	furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the prospectus included in such Registration Statement (including each preliminary prospectus) and any prospectus filed under Rule 424 under the Securities Act as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)	register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 8.1(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

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(e)	notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f)	enter into and perform customary agreements (including an underwriting agreement) in customary form with the Underwriter, if any, and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the Approved Underwriter or Company Underwriter;

(g)	make available at reasonable times for inspection by any seller of Registrable Securities, any Underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any Underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, that records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors prior to its disclosure by the Company from sources not subject to any confidentiality obligation to the Company with respect to such information or such information has been made generally available to the public; and provided, further, that each seller of Registrable Securities shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

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(h)	if such sale is pursuant to an underwritten offering, obtain “cold comfort” letters, dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement, from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests;

(i)	furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

(j)	comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k)	cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

(l)	keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Section 3, Section 4 or Section 5 hereunder;

(m)	cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

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(n)	appoint a qualified independent underwriter, if necessary under the circumstances or if reasonably requested by the Holders of more than fifty percent (50%) of the Registrable Securities included in any registration made pursuant to the terms hereof; and

(o)	take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

8.2	Notice to Discontinue. Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 8.1(e), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 8.1(e) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 8.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 8.1(e) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 8.1(e).

8.3	Registration Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, the provisions set forth in this Agreement, including, without limitation, (i) Commission, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, disbursements and other charges of counsel to the Company and of the Company’s independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and (v) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration, Incidental Registration or S-3 Registration pursuant to the provisions set forth in this Agreement, regardless of whether the relevant Registration Statement is declared effective, provided that the Company shall not be required to pay for any expenses of any Demand Registration or S-3 Registration if the registration request is subsequently withdrawn at the request of a majority interest of the Holders requesting such registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby registered in the withdrawn registration). In addition, the Company shall bear reasonable fees, disbursements and other charges of one counsel to the Holders in connection with any registration of Registrable Securities pursuant to this Agreement. All of the expenses described above in this Section 8.3 are referred to herein as “Registration Expenses.” The Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of such Holders’ Registrable Securities and, except as provided above, shall bear the fees, disbursements and other charges of their own counsel. Each Holder participating in a registration shall bear such Holder’s proportionate share (based on the total number of securities sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with the relevant offering.

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SECTION 9

INDEMNIFICATION; CONTRIBUTION

9.1	Indemnification by the Company. The Company shall indemnify and hold harmless each Holder, its partners, directors, officers and Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Holder from and against any and all losses, claims, damages, liabilities and expenses, including without limitation fees, disbursements and other charges of counsel and costs of investigation (each, a “Liability” and collectively, “Liabilities”) arising out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus, preliminary prospectus, notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or any other securities or other law of any jurisdiction, common law or otherwise, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any such other laws, in connection with any offering of Registrable Securities pursuant to a Registration Statement; except in each case insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance and in conformity with information concerning such Holder furnished in writing to the Company by such Holder expressly for use therein. The Company shall also indemnify, to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities and otherwise as may be customary in connection with similar underwritings, each underwriter of the Registrable Securities, its officers, directors and employees and each Person who controls (within the meaning of Section 15 of the Securities Act) such underwriter.

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9.2	Indemnification by Holders. In connection with any Registration Statement in which a Holder is participating pursuant to Section 3, Section 4 or Section 5 hereof, such Holder shall promptly furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with any such Registration Statement or prospectus and all information with respect to such Holder required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading. Each Holder shall indemnify and hold harmless the Company, any underwriter underwriting a distribution of securities by the Company and each Person who controls (within the meaning of Section 15 of the Securities Act) the Company or such underwriter from and against any Liabilities arising out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus, preliminary prospectus, notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, but in each case only to the extent that such statement, omission or alleged omission was made in reliance upon and in conformity with information with respect to such Holder furnished in writing to the Company by such Holder expressly for use in such Registration Statement, prospectus, preliminary prospectus, notification or offering circular; provided that the total amount to be indemnified by such Holder pursuant to this Section 9.2 shall be limited to the net proceeds received by such Holder in the offering to which the Registration Statement or prospectus relates; provided, however, that such limitation shall not apply in the case of willful fraud by such Holder.

9.3	Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying Party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may elect, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume the defense of any such action if (i) the named parties to such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that representation of the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (ii) the Indemnifying Party fails to assume the defense of such action promptly with counsel approved by the Indemnified Party as provided above or (iii) the Indemnifying Party is unable to provide evidence reasonably satisfactory to the Indemnified Party of its financial capacity to fulfill its indemnification obligations hereunder. If the Indemnifying Party assumes the defense of any such action, the Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party except in the circumstances described in clause (i) of the immediately preceding sentence. If the Indemnifying Party does not assume the defense of any such action, it shall not be liable for the fees, disbursements and other charges of more than one separate firm of attorneys (in addition to local counsel) for all Indemnified Parties similarly situated in such action, except to the extent that any Indemnified Party is advised by counsel that representation of all Indemnified Parties by the same counsel would be inappropriate under applicable standards of professional conduct or that there may be one or more legal defenses available to such Indemnified Party that are inconsistent with those available to other Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a Party and has sought indemnification hereunder unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

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9.4	Contribution. If the indemnification provided for in this Section 9 from the Indemnifying Party is held by a court of competent jurisdiction to be unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a Party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 9.1, 9.2 and 9.3, any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding; provided that the total amount to be contributed by such Holder shall be limited to the net proceeds received by such Holder in the offering.

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9.5	The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 10

RULE 144

10.1	From and after the IPO Effectiveness Date, the Company shall (a) file any reports required to be filed by it under the Exchange Act, (b) make and keep public information available, as those terms are understood or defined under Rule 144 and (c) take such further action as each Holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or Regulation S under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Holder, deliver to such Holder a written statement as to whether it has complied with such requirements.

SECTION 11

MISCELLANEOUS

11.1	Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Ordinary Shares, (ii) any and all Ordinary Shares into which the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company, any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Shares. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a registration rights agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.

11.2	No Inconsistent Agreements. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement

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11.3	Remedies. The Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under any registration rights agreement incorporating the provisions of this Agreement. The Company will agree in such agreement that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of such provisions and will agree to waive in any action for specific performance the defense that a remedy at law would be adequate.

11.4	Successors and Assigns; Third Party Beneficiaries. Any registration rights agreement incorporating the provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors and permitted assigns of each of the Parties thereto as hereinafter provided. The rights of each Holder shall be, with respect to any Registrable Security, automatically transferred to any Person who is the transferee of such Registrable Security, provided such transfer does not violate any restrictions imposed in the Shareholders Agreement. All of the obligations of the Company under such agreement shall survive any such transfer. Except as provided in Section 9, no Person other than the Parties to such agreement and their heirs, legatees, legal representatives, successors and permitted assigns will be a beneficiary of any of the rights granted thereunder.

11.5	Notices. All notices, demands and other communications provided for or permitted hereunder shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; seven (7) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

11.6	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.7	GOVERNING LAW. ANY REGISTRATION RIGHTS AGREEMENT INCORPORATING THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

11.8	Arbitration.

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, interpretation, breach, termination or validity hereof (a “Dispute”), shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Parties a written request for such consultation stating specifically the nature of the Dispute. If within 30 days following the date on which such notice is received the Dispute has not been resolved, the Dispute shall be submitted to and finally resolved by arbitration by a Party (the “Claimant”) giving written notice to the other Parties (the “Respondent”).

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(b)	The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre (the “Centre”).

(c)	There shall be three arbitrators. The Claimant shall appoint one arbitrator and the Respondent shall appoint one arbitrator. The third arbitrator shall act as the presiding arbitrator and shall be appointed by agreement of the Party-appointed arbitrators. If no agreement on such appointment can be reached within 30 days after the appointment of the later of the two Party appointed arbitrators, the Centre, which shall act as the appointing authority, shall make the appointment.

(d)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.8, upon agreement by the Centre as provided in the rules of the Centre, the provisions of this Section 11.8 shall prevail.

(e)	Each Party shall cooperate with the other Parties in making full disclosure of and providing complete access to all information and documents requested by the other Parties in connection with such proceedings, subject only to relevance, privilege and any confidentiality obligations binding on such Party.

(f)	The award of the arbitration tribunal shall be final and binding upon the Parties, and the winning Party may, at the cost and expenses of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

(g)	Each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses for the giving of notices set forth in Section 11.5. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

11.9	Further Assurances. Each of the Parties to any registration rights agreement incorporating the provisions of this Agreement will agree to execute such documents and perform such further acts as may be reasonably required or necessary to carry out or to perform the provisions of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CHINA SUNERGY CO., LTD.

By:	/s/ Lu Tingxiu
Name:
Title:

PRAXCAPITAL FUND II, L.P.
By:
its: General Partner

By:	/s/ Jeff Yao
Name:	JEFF YAO
Title:	PARTNER

EXUBERANCE INVESTMENT LIMITED

By:	/s/ Mark Qiu
Name:
Title:

GERSEC TRUST REG.

By:	/s/ Germano Valle
Name:	GERMANO VALLE
Title:	TRUSTEE

CHINA ENVIRONMENT FUND 2004, LP
By:
its: General Partner

By:	/s/
Name:
Title:

OZ MASTER FUND, LTD.

By:	OZ Management, L.L.C., its Investment Manager

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

OZ ASIA MASTER FUND, LTD.

By:	OZ Management, L.L.C., its Investment Manager

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

OZ GLOBAL SPECIAL INVESTMENTS MASTER FUND, L.P.

By:	OZ Advisors, L.L.C., its General Partner
By:	Och-Ziff Associates, L.L.C., its Managing Member

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

CREDIT SUISSE PRIVATE EQUITY PARTNERS ASIA, L.P.

By:	Credit Suisse First Boston (Cayman) Management Limited, its General Partner

By:	/s/ Heath Zarin
Name:	Heath Zarin
Title:	Authorized Signatory

SCHEDULE 1

INVESTORS

Praxcapital Fund II, L.P.

Exuberance Investment Limited

Gersec Trust Reg.

China Environment Fund 2004, LP

OZ Master Fund, Ltd.

OZ Asia Master Fund, Ltd.

OZ Global Special Investments Master Fund, L.P.

Credit Suisse Private Equity Partners Asia, L.P.

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SCHEDULE 2

SHAREHOLDERS’ AGREEMENT

2